EXHIBIT 23.1a

Consent of Independent Registered Public Accounting Firm

Capitol Bancorp Limited
Lansing, Michigan

We hereby consent to the incorporation by reference in the proxy statement/prospectus constituting a part of this Amendment No.  2 to Registration Statement on Form S-4 of our reports dated March 11, 2009 relating to the consolidated financial statements and the effectiveness of Capitol Bancorp Limited's internal control over financial reporting appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 .  We also consent to the reference to us under the caption "Experts" in the proxy statement/prospectus.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
April 8, 2009